EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”),dated November 26, 2012, between T3 Motion, Inc. (the “Company”) and Rod Keller (“Executive”) (collectively, the “Parties” and, each, a “Party”).

WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.           Employment, Title; Duties and Board Service. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, on the terms and subject to the conditions set forth herein. During the Employment Period (as defined in Section 2 below), Executive shall serve as Chief Executive Officer (“CEO”) of the Company and shall report exclusively and directly to the Board of Directors of the Company (the “Board”). In his capacity as CEO, Executive shall perform the duties consistent with those typical of a CEO of a publically traded company and such other duties commensurate with his position as shall be specified or designated by the Board from time to time. The principal place of performance by Executive of his duties hereunder shall be the Company’s headquarters in Costa Mesa, CA, although Executive may be required to reasonably travel outside of the area where the Company’s headquarters is located in connection with the operations and affairs of the Company. Additionally, Executive shall be appointed to the Board to serve until his successor is duly elected and qualified.

2.           Term. Executive’s employment hereunder shall commence on November 26, 2012 (the “Commencement Date”) and shall continue for a period of two (2) years thereafter (the “Initial Term”), subject to earlier termination exclusively as provided for in Section 6 below, and subject to extension as provided in the following sentence. Following the Initial Term, provided Notice of Non-Renewal has not been given (as defined in and in accordance with the provisions of Section 6.6 below), Executive’s employment hereunder shall automatically be extended for successive, additional one-year periods (each a “Renewal Term”), subject to earlier termination exclusively as provided for in Section 6 below. For the purposes of this Agreement, the “Term” at any given time shall mean the Initial Term as it may have been extended by one or more Renewal Terms as of such time (without regard to whether Executive’s employment is terminated prior to the end of such Term), and the “Employment Period” means the period of Executive’s employment hereunder (regardless of whether such period ends prior to the end of the Term and regardless of the reason for Executive’s termination of employment hereunder).

3.           Compensation. During the Employment Period only (unless otherwise expressly provided for herein), Executive shall be entitled to the following compensation and benefits.

3.1           Salary. Executive shall receive a base salary (the “Base Salary”) payable in substantially equal installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time and subject to applicable withholdings and deductions. Executive’s starting Base Salary shall be at the annual rate of $225,000.

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3.2           Bonus. Executive shall be eligible to participate in the Company’s bonus plan (the “Bonus Plan”). Participants in the Bonus Plan shall be eligible for annual bonus awards (each, a “Bonus”) based on the terms and conditions thereof, which shall include annual performance goals for the Company and/or Executive to be established by the Board or its Compensation Committee, in consultation with Executive (“Performance Goals”). The Performance Goals for the calendar year in which the Commencement Date occurs shall be established within 120 days of the Commencement Date, and the Performance Goals for subsequent calendar years shall be established by no later than February 15th of each such year. In the event that the Bonus Plan shall result in cash compensation to the Executive, the target bonus (“Target Bonus”) shall not be less than $50,000 subject to final Board approval at the time of Target Bonus issuance and cash availability. To be eligible for a Bonus, Executive must be employed by the Company at the time such Bonus is paid.

3.3           Benefits. Executive shall have the right to receive or participate in all employee benefit programs and perquisites established from time to time by the Company on a basis that is no less favorable than such programs and perquisites are provided by the Company to the Company’s other senior executives, subject to the eligibility requirements and other terms of such programs and perquisites, and subject to the Company’s right to amend, terminate or take other action with respect to any such programs and perquisites. The Company will also reimburse Executive $4,100/month for an apartment during the term of this agreement.

3.4           Stock Options. Stock Options. The Company will grant to the Executive an option to purchase 3,000,000 of the shares of the Company’s common stock (the “First Option”), with a date of issuance no later than ten (10) business days from the Commencement Date (the “Grant Date”).The grant is subject to all of the terms of the Company’s 2010 Stock Incentive Plan. Subject to such terms, sixteen and one half percent (16.5%) of the First Option will vest immediately on the Grant Date, eight and one half percent (8.5%) will vest on April 1, 2013 and the remaining portion of the First Option will vest in 24 equal and consecutive monthly installments commencing on the date that is thirteen months immediately after the Commencement Date and ending on the third year anniversary of the Commencement Date. Secondly, upon completion within 14 months of the Commencement Date of a $3,000,000 or greater financing or full exercise of the reinvestment rights described in the Securities Purchase Agreement executed November 26, 2010 (“Future Financing”), the Company shall grant the executive an additional option to purchase 3,000,000 of the shares (subject to customary adjustments for reverse stock splits and similar events) of the Company’s common stock (the “Second Option”). The Second Option grant is subject to all of the terms of the Company’s 2010 Stock Incentive Plan. Subject to such terms, twenty-five percent (25%) of the Second Option will vest immediately upon issuance, and the remaining portion of the Second Option will vest in 24 equal and consecutive monthly installments commencing on the date that is thirteen months immediately after the Commencement Date and ending on the third year anniversary of the Commencement Date. Notwithstanding the foregoing, in the event of a Change in Control, all granted and unvested portions of the First and Second Option shall thereupon become fully vested and exercisable. For the purposes of this Agreement, a “Change in Control” shall mean approval by the Company’s shareholders of (i) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the Company’s shareholders immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (ii) the Company’s liquidation or dissolution or (iii) the sale of all or substantially all of the Company’s assets (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned).

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3.5           Vacation and Other Paid Time Off. Executive will be entitled to three (3)weeks of paid vacation per calendar year, as well as sick days and any other paid time off, all in accordance with then current Company policy.

3.6           Required Taxes and Withholdings. The Company shall withhold from any payments made to Executive (including, without limitation, those made under this Agreement) all federal, state, local or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling.

4.           Exclusivity and Best Efforts. During the Employment Period, Executive shall (i) in all respects conform to and comply with the lawful directions and instructions given to him by the Board; (ii) subject to the proviso below, devote his entire business time, energy and skill to his services under this Agreement; (iii) use his best efforts to promote and serve the interests of the Company and to perform his duties and obligations hereunder in a diligent, trustworthy, businesslike and efficient manner; (iv) comply with the policies and practices established by the Company from time to time and made applicable to its employees generally or senior executives; (v) not engage in any other business, profession or occupation for compensation or otherwise, except as provided below in this Section 4; and (vi) not engage in any activity that, directly or indirectly, impairs or conflicts with the performance of his obligations and duties to the Company, provided, however, that the foregoing shall not prevent the Executive from managing his personal affairs and passive personal investments and participating in charitable, civic, educational, professional or community affairs, so long as, in the aggregate, any such activities do not unreasonably interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict with the Company, as reasonably determined by the Board.

5.           Reimbursement for Expenses. Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder in accordance with the Company’s expense reimbursement policies, as the same may be modified by the Company from time to time in its sole and complete discretion (the “Reimbursement Policies”). Subject to the provisions of Section 19.2 below (“Section 409A Compliance”), the Company shall reimburse Executive for all such proper expenses upon presentation by Executive of itemized accounts of such expenditures in accordance with the terms of the Reimbursement Policies.

6.           Termination.

6.1           Death. Executive’s employment shall immediately and automatically be terminated upon Executive’s death.

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6.2           Disability. The Board may terminate Executive’s employment due to a Disability by providing written notice of such termination and its effective date to Executive. For the purposes of this Agreement, “Disability” shall mean Executive has been, with or without a reasonable accommodation, unable to perform the essential functions of the services contemplated hereunder due to a physical or mental injury, infirmity or incapacity for a period of 120 days, whether or not consecutive, during any twelve-month period. Any dispute as to whether Executive is disabled shall be resolved by an independent physician, reasonably acceptable to Executive and the Board, whose determination shall be final and binding upon both Executive and the Company. If the Board and Executive are unable to agree on the selection of such an independent physician, each shall appoint a physician and those two physicians shall select a third physician who shall make the determination of whether Executive has a Disability. Notwithstanding the foregoing, in the event that, as a result of earlier absence because of mental or physical incapacity, Executive incurs a “separation from service” within the meaning of such term under “Section 409A” (as defined in Section 19.2 below), Executive shall on such date automatically be terminated from employment as a Disability termination.

6.3           For Cause by the Company. The Board may terminate Executive’s employment for Cause, at any time, upon written notice describing the nature of such Cause. For purposes of this Agreement, the term “Cause” means Executive’s (i) willful misconduct; (ii) willful or gross neglect of his job duties; (iii) material failure to materially perform his job duties; (iv) refusal to follow a lawful directive of the Board, or committee thereof, that is materially related to and consistent with the provisions of Section 1 above; (v) material failure to materially comply with the Company’s policies and practices; (vi) an act of moral turpitude, theft, fraud or dishonesty; (vii) commission of any felony or misdemeanor (other than minor traffic violations or offenses of a comparable magnitude not involving dishonesty, fraud or breach of trust); (viii) material breach of any material term of a contractual agreement between Executive and the Company, including, without limitation, this Agreement and the Confidentiality Agreement (defined in Section 9 below); or (ix) a willful act that is (or reasonably would be expected to be) materially damaging or detrimental to the Company; provided, however, that, in the event of conduct described in clauses (iii), (iv), (v), (viii) and (ix) that is capable of being cured, Cause shall exist only if the Company provides written notice to Executive reasonably detailing such grounds giving rise to Cause and Executive fails to cure such grounds for Cause to the reasonable satisfaction of Employer within two (2) business days after delivery to Executive of such written notice, if reasonably curable within two (2) business days, or, if not, then within such time as is reasonable under the circumstances, which in no event shall exceed fifteen (15) calendar days. Executive’s date of termination in the event Executive’s employment is terminated for Cause shall be the date on which Executive is given notice of termination under this Section 6.3, except, if a notice period is required, Executive’s date of termination shall be upon the expiration of said notice period if Executive fails to previously cure the grounds giving rise to Cause.

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6.4           Resignation by Executive for Good Reason. Executive may resign his employment hereunder for Good Reason, at any time, provided that Executive provides the Company with thirty30) days’ prior written notice of such resignation and such notice is given within thirty (30) days of when Good Reason first arises. For the purpose of this Agreement, “Good Reason” means (i) a material and substantial diminution in Executive’s duties, authority, or responsibilities that would be inconsistent with Executive’s position (other than while Executive is temporarily physically or mentally incapacitated or as required by applicable law), (ii) a material failure by the Company to pay Executive’s Base Salary as provided for herein; (iii) a material reduction of the employment benefits provided for herein (which reduction is not applicable to other employees), (iv) a requirement that Executive report to a person other than the Board; or (v) other material breach by the Company of a material provision of this Agreement; provided(i) Executive has provided the Company with written notice reasonably detailing such breach within thirty (30) days of the occurrence thereof or, if later, within thirty (30) days of the date upon which Executive first becomes aware of such breach, and (ii) the Company fails to cure such breach within thirty (30) days after delivery to it of such written notice. Executive’s date of termination in the event Executive resigns his employment for Good Reason shall be the effective date of Executive’s notice of resignation for Good Reason, except that Company may waive all or any part of the above-referenced 10-day notice period or of the 30-day cure period, in which event Executive’s date of termination shall be the last day of such notice or cure period that has not been waived or, if the entire notice or cure period has been waived, the date that Executive provided notice of the event giving rise to Good Reason or of his resignation for Good Reason.

6.5           Without Cause or Without Good Reason. The Company may terminate Executive’s employment without Cause, at any time, with or without prior notice, in its sole and complete discretion, by providing written notice of such termination and its effective date to Executive. Likewise, Executive may terminate his employment without Good Reason upon sixty (60) days prior written notice to the Board without any liability.

6.6           Expiration of the Term. Provided Executive’s employment has not been previously terminated pursuant to the terms hereof, Executive’s employment shall be terminated upon the expiration of the then current Term if one Party provides notice to the other of its decision not to renew this Agreement upon the expiration of the then current Term (“Notice of Non-Renewal”). A Notice of Non-Renewal by Executive shall be effective only if it is provided to the Company at least ninety (90) days prior to the end of the then current Term.

7.           Effect of Termination of Employment.

7.1           Generally. In the event Executive’s employment with the Company terminates, Executive shall have no right to receive any compensation, benefits or any other payments or remuneration of any kind from the Company, except as otherwise provided by this Section 7, in Section 18 below, in any separate written agreement between Executive and the Company or as may be required by law. In the event Executive’s employment with the Company is terminated for any reason, Executive shall receive the following (collectively, the “Accrued Amounts”): (i) his Base Salary through and including the effective date of his termination of employment (the “Termination Date”), which shall be paid on the Termination Date; (ii) payment for accrued unused vacation pay, subject to the Company’s then current vacation policy, which shall also be paid on the Termination Date; (iii) payment of any vested benefit due and owing under any employee benefit plan, policy or program pursuant to the terms of such plan, policy or program; and (iv) payment for unreimbursed business expenses subject to, and in accordance with, the terms of Section 5 above.

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7.2           Severance Benefits. In the event Executive’s employment is terminated by the Company pursuant to Section 6.5 above (without Cause) or Section 6.6 above (by Notice of Non-Renewal), or by Executive pursuant to Section 6.4 hereof (Good Reason), in addition to the Accrued Amounts, Executive shall be entitled to receive severance benefits (the “Severance Benefits”), subject to and in accordance with the terms of this Section 7.2.

(a)          The Severance Benefits shall consist of payment of an amount equal to Executive’s Base Salary immediately prior to the Termination Date (“Executive’s Final Base Salary”),and provision of medical benefits (or cash equivalent if necessary to comply with applicable health care discrimination laws), for the greater of (i) the period of time from the day after the Termination Date through the last day of the Term or (ii) a six (6) month period, provided, however, that the aggregate amount described in this Section 7.2(a) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangement of the Company, subject to compliance with Section 409A.

(b)          Provision of the Severance Benefits is conditioned on (i) Executive’s continued compliance in all material respects with the terms of this Agreement and of the Confidentiality Agreement (as defined in Section 9 below) that, in each case, survive termination of Executive’s employment with the Company, and (ii) Executive signing (without revoking if such right is provided under applicable law),within 60 days following the Termination Date, a separation agreement and release that is substantially in the form attached as Exhibit A hereto (the “Separation Agreement”), which may be modified for changes in the law. Payment of Executive’s Final Base Salary for the above period shall be paid in the form of salary continuation pursuant to the terms and conditions of Section 3.1 above, commencing on a regularly scheduled payroll date of the Company within 90 days following the Termination Date, provided that, if such 90-day period spans two calendar years, then such salary continuation shall commence in the calendar year following the year in which the Termination Date occurs, and provided further that the first payment shall include payment for any payroll dates between the Termination Date and the date of such payment.

8.           Notice of Termination. In the event Executive elects to terminate his employment hereunder by resigning with Good Reason under Sections 6.4 above or by giving Notice of Non-Renewal under Section 6.6 above, Executive agrees to provide the Company with the applicable prior written notice of termination required by such Sections (the “Notice Period”). The Board may, in their discretion, place Executive on a paid leave of absence for all or any part of the Notice Period. Additionally, during the Notice Period, (i) Executive shall perform any duties and responsibilities the Board reasonably request of Executive consistent with the provisions of Section 1 hereof, and (ii) the Company retains the right to terminate Executive’s employment under Section 6.3 above.

9.           Confidentiality. Contemporaneously with their respective execution of this Agreement, the Company and Executive shall each execute the Company’s current standard Confidentiality Agreement (the “Confidentiality Agreement”), a copy of which is annexed hereto as Exhibit B. The terms of the Confidentiality Agreement are hereby incorporated by reference into this Agreement, except that, to the extent there is an irreconcilable conflict between the terms of this Agreement and those of the Confidentiality Agreement, the terms of this Agreement shall govern. Executive’s execution and compliance with the terms of the Confidentiality Agreement is a material term of this Agreement, upon which Executive’s employment and continued employment with the Company is conditioned.

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10.          Non-Solicitation.

10.1         Non-Solicitation of Employees. Executive acknowledges that Executive will receive valuable Trade Secrets (as defined below) concerning the Company’s employees which is not otherwise publicly available and which Executive will learn of only through Executive’s employment with the Company. Executive further acknowledges that the Company has hired, trained and developed an unusual and extraordinary workforce through the expenditure of extensive time, effort and resources, which it wishes to retain. Executive therefore agrees that, during the period of Executive’s employment with the Company and for 24 months after the termination thereof, Executive will not directly or indirectly use any such Trade Secrets to induce or attempt to induce any employee of the Company to leave the employ of the Company, or otherwise interfere with the employment relationships of those in the Company’s employ. For the purposes of this Agreement, the term “Trade Secrets”is defined under Section 3426.1 of the California Civil Code and Section 1839 of the United States Code.

10.2         Non-Solicitation of Clients, Business Partners and Business Providers. Executive further acknowledges that Executive will receive valuable Trade Secrets concerning the Company’s clients, business partners and business providers which is not otherwise publicly available and which Executive will learn of only through Executive’s employment with the Company. Executive therefore agrees that during the period of Executive’s employment with the Company and for 24 months after the termination thereof, Executive will not directly or indirectly use any such Trade Secrets to solicit or attempt to persuade or solicit any of the Company’s clients, business partners or business providers to cease to do business with the Company, terminate or otherwise alter their relationships with the Company or otherwise interfere with the Company’s business relationships.

11.          Invention Assignment.

11.1         Disclosure. Executive agrees that, throughout the performance of Executive’s services for the Company, all intellectual property, including, without limitation, ideas, inventions, improvements, discoveries, strategies, tools, concepts, designs, drawings, illustrations, and photographs, whether patentable or unpatentable, and all works of authorship, whether copyrightable or uncopyrightable, made, developed, conceived, modified, acquired, devised, discovered or created by Executive, whether solely by Executive or jointly with others, whether by using the Company’s or any of its subsidiaries’, divisions’, affiliates’ or parents’, equipment, supplies, facilities, Confidential Information (as defined in the Confidentiality Agreement) or Trade Secrets or otherwise, and which relate to or pertain in any way at the time of conception or reduction to practice of the invention or of creation of the work of authorship to the business of the Company, or any of its subsidiaries, divisions, affiliates or parents or actual or demonstrably anticipated research or development of the Company, or any of its subsidiaries, divisions, affiliates, or parents, or which result from any work performed by Executive for the Company, or any of its subsidiaries, divisions, affiliates or parents, shall be promptly disclosed in writing by Executive to the Company.

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11.2         Works for Hire. Executive acknowledges that the intellectual property referred to in Section 11.1 above, which is made, conceived or modified jointly or solely by Executive at any time during the performance of services for the Company, or its subsidiaries, divisions, affiliates or parents, or which results from tasks assigned to Executive by the Company, shall be considered “Works for Hire” under the copyright laws of the United States, and moreover, that all rights, title and interest therein, including all rights of copyright, patent or otherwise, in the United States and in all foreign countries, in any form or medium and in all fields of use now known or hereafter existing, shall belong exclusively to the Company and are hereby irrevocably assigned by Executive to the Company. Executive agrees that the Company is under no further obligation, monetary or otherwise, to Executive for such assignment.

11.3         Ownership. Any such intellectual property and/or Works for Hire as described in Sections 11.1 and 11.2 above, shall be the exclusive property of the Company or its assignee.

11.4         Assignment. Executive hereby irrevocably assigns to the Company or its assignee, all of Executive’s rights, titles and interests in and to any such intellectual property and Works for Hire described in Sections 11.1 and 11.2 above (to the extent such assignment is necessary to perfect ownership in the property on behalf of the Company), and agrees that neither the Company, nor any of its subsidiaries, divisions, affiliates or parents, are under any further obligation, monetary or otherwise, to Executive for such assignment. Executive agrees to execute, acknowledge and deliver to the Company, its successors and assigns, all documentation, including, but not limited to, applications for patents and/or copyrights, as the Company may deem necessary or desirable to obtain and perfect the interests of the Company, its successors and assigns, in any and all countries, in such intellectual property and/or Works for Hire and to vest title thereto in the Company. This covenant shall not apply to an invention that, pursuant to applicable law, excludes from assignment items which were developed entirely on the Executive’s own time and without using the Company’s, or its subsidiaries’, divisions’, affiliates’ or parents’, equipment, facilities or Trade Secrets or Confidential Information. Executive acknowledges that all unpatented intellectual property and/or Works for Hire as described in this Section 11.4, which were owned and controlled by Executive on the initial date of performance of services for the Company, have been listed by Executive on Exhibit C attached hereto. By signing this Agreement, Executive acknowledges receipt of a copy of this Agreement and of written notification of the provisions of California Labor Code Section 2870 (which is attached hereto as Exhibit D).

12.         Non-Disparagement. During and after Executive’s employment with the Company, except as may be required by law, Executive must not make any statement (verbal, written or otherwise) about the Company or its financial status, business, personnel, directors, officers, consultants, services or business methods that is intended to or is reasonably likely to disparage or denigrate the Company.

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13.         Cooperation. During and after the Employment Period, Executive shall assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. The Company will reimburse Executive for reasonable expenses Executive incurs in fulfilling Executive’s obligations under this Section 13.

14.         Company Property. Executive agrees that all Confidential Information, Trade Secrets, drawings, designs, reports, computer programs or data, books, handbooks, manuals, files (electronic or otherwise), computerized storage media, papers, memoranda, letters, notes, photographs, facsimile, software, computers, PDAs, Blackberries and other documents (electronic or otherwise), materials and equipment of any kind that Executive has acquired or will acquire during the course of Executive’s employment with the Company are and remain the property of the Company. Upon termination of employment with the Company, or sooner if requested by the Company, Executive agrees to return all such documents, materials and records to the Company and not to make or take copies of the same without the prior written consent of the Company.

15.         Remedies. Executive acknowledges and agrees that a breach of any provision of Sections 9-13 of this Agreement would injure the Company irreparably in a way which could not be adequately compensated for by an award of monetary damages. Therefore, Executive agrees that, in addition to such other damages or remedies that may be available for any violations of such sections, the Company shall be entitled to equitable relief, including, without limitation, specific performance and/or immediate, preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond.

16.         Representations Regarding Prior Work and Legal Obligations.

16.1         Executive represents and warrants that Executive has no agreement or other legal obligation with any prior employer, or any other person or entity, that restricts Executive’s ability to accept employment with the Company. Executive further represents and warrants that he is not a party to any agreement (including, without limitation, a non-competition, non-solicitation, no hire or similar agreement) and has no other legal obligation that restricts in any way Executive’s ability to perform his duties and satisfy his other obligations to the Company, including, without limitation, those under this Agreement and the Confidentiality Agreement.

16.2         Executive represents and acknowledges that he has been instructed by the Company that at no time should he divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer or entity with which Executive was affiliated or of any other third-party. Executive expressly represents and warrants that Executive has not divulged or used any such information for the benefit of the Company and will not do so.

16.3         Executive represents and agrees that the Executive has not and will not misappropriate any intellectual property belonging to any other person or entity.

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16.4         Executive represents and acknowledges that the Company is basing important business decisions on these representations, agreements and warranties, and he affirms that all of the statements included herein are true. Executive agrees that Executive shall defend, indemnify and hold the Company harmless (including attorneys’ fees) from any liability, expense or claim by any person in any way arising out of, relating to, or in connection with a breach and/or the falsity of any of the representations, agreements and warranties made by Executive in this Section 16.

17.         Insurance.The Company shall have the right but not the obligation to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company, but not to exceed Five Million Dollars ($5,000,000). Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations by a doctor mutually acceptable to the Company and Executive, and providing information and data required by insurance companies. Notwithstanding the foregoing, the uninsurability of Executive shall not constitute a breach of this Agreement by Executive.

18.         Indemnification and Liability Insurance. The Company will indemnify the executive and hold him harmless pursuant to the terms of the Company’sIndemnificationAgreement (a copy of which is annexed hereto as Exhibit E)] and to the extent provided by the Company’s charter documents. The Company will cover Executive under its officers’ and directors’ liability insurance in the same amount and to the same extent as the Company covers its other officers and directors. If, after the Company indemnifies Executive hereunder, it is finally adjudicated that Executive was not entitled to have been so indemnified, Executive shall promptly repay to the Company the full amount for which he was so indemnified.

19.         Miscellaneous Provisions.

19.1         IRCA Compliance. This Agreement, and Executive’s employment with the Company, is conditioned on Executive’s establishing Executive’s identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA).

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19.2         Section 409A Compliance. Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)). For purposes of this Agreement, termination of employment shall be deemed to occur only upon “separation from service” as such term is defined under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent that any severance payments (including payments on termination for “Good Reason”) come within the definition of “involuntary severance” under Section 409A, such amounts up to the lesser of two times the Executive’s annual compensation for the year preceding the year of termination or two times the Section 401(a)(17) limit for the year of termination, shall be excluded from “deferred compensation” as allowed under Section 409A, and shall not be subject to the following Section 409A compliance requirements. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the release revocation period ends as necessary to comply with Section 409A. In the event that Executive is determined to be a “key employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (i) the first day of the seventh (7th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A.

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19.3         Limitation on Benefits.Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and Executive (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 19.3, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code (determined in accordance with the reduction of payments and benefits paragraph set forth below); whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Executive and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. If any Payments would be reduced pursuant to the immediately preceding sentence but would not be so reduced if the stockholder approval requirements of section 280G(b)(5) of the Code are satisfied, the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments.The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

19.4         Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Executive, and shall inure to the benefit of and be binding upon the Company and its successors and assigns, but the obligations of Executive are personal services and may not be delegated or assigned. Executive shall not be entitled to assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of Executive’s rights and obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect. This Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

19.5         Severability and Blue Penciling. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. However, if any court determines that any covenant in this Agreement, including, without limitation, any covenant in the Confidentiality Agreement, is unenforceable because the duration, geographic scope or restricted activities thereof are overly broad, then such provision or part thereof shall be modified by reducing the overly broad duration, geographic scope or restricted activities by the minimum amount so as to make the covenant, in its modified form, enforceable.

19.6         Choice of Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law. Additionally, the parties hereto agree that any proceeding for preliminary injunctive relief or any other non-arbitral claim relating to or arising out of this Agreement or Executive’s employment with the Company shall be resolved exclusively in an appropriate state or federal court located in Orange County, California or, if there is no federal court in such county, then the closest federal court to Orange County, and the parties hereto hereby consent and waive any objection to the jurisdiction of any such court.

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19.7         Arbitration. All claims, disputes and controversies arising out of, or related to this Agreement, the Confidentiality Agreement, Executive’s employment with Company or the separation of that employment shall be submitted to final and binding arbitration pursuant to the terms of this Section 19.7 with the sole exception of: (i) claims for workers’ compensation benefits; (ii) claims for unemployment insurance compensation benefits; and (iii) to the extent required by law, administrative claims before applicable federal and state administrative agencies (including but not limited to the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, and any unfair labor charge which is to be brought under the National Labor Relations Act). Examples of claims, disputes or controversies that must be resolved through arbitration rather than a court include, but are not limited to, wage and benefit claims; contract claims; personal injury claims; tort claims; claims for wrongful termination; defamation claims; claims for discrimination and harassment; and any other employment-related claim of any kind, including claims relating to this Agreement or any alleged breach thereof. To the extent permitted by applicable law, (i) claims required to be arbitrated hereunder must be brought in the Parties’ individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding, and (ii) the arbitrator may not consolidate more than one person’s/entity’s claims, and may not otherwise preside over any form of a representative or class proceeding. Such arbitration shall be conducted in the State of California in the county in which Executive performed services for the Company and shall be administered by the American Arbitration Association’s (“AAA”) in accordance with the AAA’s then current employment arbitration rules and procedures, as well as the Federal Arbitration Act (the “FAA”) and Cal. Code Civ. Proc.§1280, et seq. and any successor or replacement statutes. Claims must be submitted to the AAA for arbitration in accordance with the AAA’s rules for commencing arbitration and within the time period set forth in the applicable statute of limitations.The arbitral award shall be binding upon the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction thereof. Fees of the Arbitrator shall be paid by the Company where required by applicable law. Otherwise, each party shall be solely responsible for paying their own costs associated with the arbitration, including but not limited to their own attorneys’ fees and expert witness fees. However, if either Party prevails on a statutory or contract claim which affords the prevailing party their attorneys’ fees, the arbitrator may award reasonable attorneys’ fees to the prevailing Party. The arbitrator shall have the authority to award any damages authorized by law. The award of the arbitrator shall be in writing and shall contain the arbitrator’s factual findings, legal conclusions and reasons for the award. THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO BRING SUCH CLAIMS TO COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

19.8         Notices.

(a)          Any notice or other communication under this Agreement shall be in writing and shall be delivered by hand, email, facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

(i)          If to Executive, to Executive’s address on the books and records of the Company.

13	Executive Initials: ___ Company Initials: ___

(ii)         If to the Company, to the Chairman of the Board of Directors, 2990 Airway Avenue, Building A, Costa Mesa California 92626, or at such other mailing address, email address or facsimile number as it may have furnished in writing to Executive, with copies to Fran Stoller, Loeb & Loeb LLP, 345 Park Avenue, New York, N.Y. 10154, fstoller@loeb.com.

(b)          Any notice so addressed shall be deemed to be given: if delivered by hand, email or facsimile, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

19.9         Survival of Terms. All provisions of this Agreement that, either expressly or impliedly, contain obligations that extend beyond termination of Executive’s employment hereunder, as well as the terms of the Confidentiality Agreement, shall survive the termination of this Agreement and of Executive’s employment hereunder for any reason.

19.10         Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. The Parties acknowledge that both of them have participated in drafting this Agreement; therefore, any general rule of construction that any ambiguity shall be construed against the drafter shall not apply to this Agreement. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

19.11         Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire understanding and agreement of the Parties. Such agreements supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements regarding such subject matter. The Company and Executive each acknowledges and agrees that it/he is not relying on, and it/he may not rely on, any oral or written representation of any kind that is not set forth in writing in this Agreement.

19.12         Waivers and Amendments. This Agreement may be altered, amended, modified, superseded or canceled, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party alleged to have waived compliance. Any such signature of the Company must be by an authorized signatory for the Board. No delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

19.13         Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic, electronically scanned and facsimiles of such signed counterparts may be used in lieu of the originals for any purpose.

[The remainder of this page is intentionally blank; signature page follows.]

14	Executive Initials: ___ Company Initials: ___

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

/s/ Rod Keller
ROD KELLER

T3 MOTION, INC.

By:	/s/ Robert Thomson
Name: Robert Thomson
Title: Compensation Committee Chairman

Dated:	November 26, 2012

15	Executive Initials: ___ Company Initials: ___

Exhibit A

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is entered into by and between T3 Motion, Inc. (the “Company”) and Rod Keller (“Executive”) (collectively, the “Parties” and, each, a “Party”). In consideration of the mutual promises and agreements contained in this Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.           Cessation of Employment. Executive’s employment with the Company terminated effective ________ (the “Termination Date”). The Company will pay Executive, less applicable withholdings and deductions, the Accrued Amounts, as defined in and pursuant to the terms of Section 7.1 of the Employment Agreement between the Company and Executive effective as of ________ (the “Employment Agreement”). Capitalized terms herein shall have the same meaning as that in the Employment Agreement, unless otherwise specifically defined herein.

2.           Severance and Other Enhanced Benefits in Exchange for Signing Agreement. Subject to this Agreement becoming effective pursuant to the terms of Section 20 below and Executive’s continued compliance with the Confidentiality Agreement, and in exchange for the promises, covenants, releases and waivers set forth herein, the Company will pay Executive the Severance Benefits (as defined in and pursuant to the terms of Section 7.2 of the Employment Agreement).

3.           COBRA. Under a separate cover, the Company will inform Executive of Executive’s rights to convert and continue existing health insurance coverage, if any, under COBRA following the termination of Executive’s employment.

4.           No Other Payments. Executive represents, warrants and acknowledges that the Company owes Executive no wages, overtime pay, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.

5.           Release of Claims.

a.           For good and valuable consideration, including without limitation the payments and benefits provided by paragraph 2 above, Executive hereby voluntarily, knowingly and willingly releases, acquits and forever discharges the Company and its former, current and future parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns, and each of their current, former and future agents, employees, officers, directors, shareholders, members, trustees, heirs, joint venturers, attorneys, representatives, owners and servants,(collectively, the “Company Entities”) from any and all claims, costs or expenses of any kind or nature whatsoever (collectively, “Claims”), whether known or unknown, foreseen or unforeseen, that Executive ever had, now has or may have based upon any matter, fact, cause or thing, occurring from the beginning of time up to and including the date Executive executes this Agreement regarding, arising out of or relating to Executive’s employment with the Company or any events that may have occurred during the course of Executive’s employment or the termination of Executive’s employment. This includes, without limitation, a release of any such Claims for unpaid wages, holiday pay, overtime, bonuses or other compensation, breach of contract, wrongful discharge, disability benefits, life, health and medical insurance, sick leave, or any other fringe benefit, employment discrimination, unlawful harassment, retaliation, emotional distress, violations of public policy, defamation, fraudulent misrepresentation or inducements and severance pay. Executive is also specifically releasing any such rights or Claims Executive may have, if any, under common law or the Worker Adjustment Retraining and Notification Act, the Age Discrimination in Employment Act (“ADEA”) (which prohibits discrimination in employment based on age), Older Workers Benefit Protection Act of 1990 (“OWBPA”) (which also prohibits discrimination in employment based on age), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Rehabilitation Act, the Labor Management Relations Act, the Equal Pay Act, the Americans with Disabilities Act, the Employment Retirement Income Security Act, the Sarbanes-Oxley Act of 2002, the California Fair Employment and Housing Act, the California Family Rights Act, the California Constitution, the California Labor Code, all the above statutes as amended from time to time, and any other federal, state or local laws, rules, ordinances or regulations, whether equal employment laws, rules or regulations or otherwise or any right under any Company pension, welfare, or stock plans. This release covers both Claims that Executive knows about, and those that Executive may not know about. By signing this Agreement, Executive is forever giving up Executive’s rights to make the aforementioned Claims or demands.

b.           It is a condition hereof, and it is Executive’s intention in the execution of the release in paragraph 5.a above, that the same shall be effective as a bar to each and every claim hereinabove specified, and in furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the Release, which if known by him or her must have materially affected his or her settlement with the debtor.

c.           Notwithstanding the foregoing, nothing contained herein shall be construed to alter, limit, or release (i) any claim or right to indemnification and/or contribution Executive may have pursuant to applicable law or pursuant to the Company’s governance instruments for acts committed during the scope of Executive’s employment with the Company; (ii) coverage, if any, under any Company liability insurance policy; (iii) any claim or right under state unemployment and workers’ compensation statutes; (iv) any right Executive may have to a vested benefit under any pension or welfare plan of the Company; (v) any other claim or right that may not be released by private agreement; and (vi) any claim arising from obligations of the Company to Executive that are expressly set forth in this Agreement.

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20.         No Pending Lawsuits; No Assignment of Claims. Executive represents and warrants that Executive has not filed any Claim, lawsuit or charge against any of the Company Entities. Executive hereby promises never to file a Claim, lawsuit or charge asserting any Claims that Executive has released in Paragraph 5 above, except that nothing in this Agreement, including the provisions of this paragraph and paragraph 5 above, shall prevent Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), or any other federal, state or local agency charged with the enforcement of any laws. However, to the extent any such charge or complaint or any other Claim is made against any of the Company Entities (including the EEOC or NLRB), Executive expressly waives any Claim to any form of monetary or other damages, or any other form of individual recovery or relief in connection with any such charge, complaint or Claim. Executive further represents and warrants that Executive has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm, corporation or entity any Claim or other matter herein released. Notwithstanding the foregoing, nothing herein shall prohibit Executive from challenging the validity of the ADEA or OWBPA waiver herein; however, in the event Executive unsuccessfully does so, Executive may be held liable for the Company’s attorney’s fees and costs to the same extent that successful defendants are allowed attorney’s fees under the ADEA and/or OWBPA.

21.         Consequences of Executive’s Violation of Promises. If Executive breaches this Agreement or the Confidentiality Agreement, including, but not limited to, by filing, bringing or participating in any Claims or actions contrary to Executive’s agreements and representations made herein, including, but not limited to, those in paragraphs 5 and 6 above, in addition to any other rights and remedies the Company may have, (i) Executive will immediately repay to the Company, or forfeit his entitlement to, all amounts and benefits provided by Section 2 above (except for $100 as consideration for the release provided in Section 5 above); and (ii) Executive agrees to pay all costs and expenses, including reasonable attorneys’ fees, incurred by the Company or any of the Company Entities in defending against such Claims or actions brought by Executive or on Executive’s behalf or in enforcing the terms of this Agreement. The preceding sentence shall not apply to any Claims that Executive files under ADEA or OWBPA or any challenge that Executive makes to the validity of the ADEA or OWBPA waiver contained in this Agreement. In the event Executive unsuccessfully challenges the validity of the ADEA or OWBPA waiver herein, Executive may be held liable for the Company’s attorneys’ fees and costs to the same extent that successful defendants are allowed attorneys’ fees under the ADEA and/or OWBPA.

22.         Return of Company Property. Executive acknowledges and agrees that all documents, materials and equipment of any kind that Executive acquired during the course of Executive’s employment with the Company are and remain the property of the Company. Executive further acknowledges and agrees that, pursuant to Section 14 of the Employment Agreement, Executive has returned all company property to the Company and has not made, taken or retained copies of the same.

23.         Cooperation. Executive acknowledges and reaffirms his agreement to provide the assistance and cooperation required by Section 13 of the Employment Agreement. Further, if requested, Executive agrees to provide the Company with reasonable assistance, including, without limitation, providing information, in connection with the transition of his employment duties and responsibilities to others and matters with which he was involved during his employment with the Company. The Company will reimburse Executive for reasonable expenses Executive incurs in fulfilling Executive’s obligations under this paragraph.

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24.         Requests for Information and Testimony. Executive agrees that, in the event Executive is contacted by any person or entity seeking information or testimony from Executive in connection with Executive’s or others’ employment, duties or activities at the Company (including, without limitation, knowledge Executive came into possession of in connection with Executive’s employment with the Company), Executive shall, to the extent permitted by law, (i) prior to providing any such information or testimony and within 4 days of receipt of such request, advise the Company that such information or testimony is sought, (ii) cooperate with the Company and its representatives (including its counsel) in connection with the request for such information or testimony; and (iii) refuse to provide such information or testimony absent legal requirement to do so. If Executive is legally required to comply with such request for information or testimony (e.g., if such request is in the form of a subpoena or other legal process), to the extent permitted by law, Executive shall, and in advance of providing any response and within 4 days of receipt of such request, provide written notice to the Company of such request so that it may seek to assert its rights and interests in connection with such request. Nothing in this Agreement shall prohibit or restrict Executive from providing information to or otherwise cooperating with a governmental or law enforcement organization.

25.         Confidentiality of this Agreement. The terms of this Agreement, including the specific amount paid hereunder, are and shall be kept confidential by Executive and the Company and shall not hereafter be disclosed by Executive or the Company to any other person or entity, including, without limitation, any current, former or future employees of the Company Entities, except (i) as may be required by law; (ii) as may be required by any taxing authority; (iii) by each Party to his or its respective counsel, accountants, or financial advisors; (iv) as may be required in the performance or enforcement of this Agreement; (v) by Executive, to Executive’s immediate family members, as necessary; and (vi) by the Company to its current employees, officers, directors, shareholders and members with a reason to know such information, provided in the cases of (iii), (v) and (vi), the disclosing Party makes the person to whom disclosure is made aware of the confidentiality provisions of this Agreement and such person to whom disclosure is to be made agrees to keep the terms and conditions of this Agreement fully confidential.

26.         Confidentiality, Intellectual Property, Non-Solicitation, Non-Disparagement and Cooperation. Executive acknowledges and hereby reaffirms Executive’s continuing obligations to the Company pursuant to the Confidentiality Agreement and the Employment Agreement (including, without limitation, Sections 9-13 thereof), with which obligations Executive acknowledges, represents and warrants Executive has complied and will continue to comply.

27.         Entire Agreement. This Agreement, the Employment Agreement and the Confidentiality Agreement set forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understanding between them. This Agreement may not be altered, modified, amended or changed, in whole or in part, except in writing executed by Executive and Company. The Company and Executive acknowledge and agree that they are not relying on, and they may not rely on, any oral or written representation of any kind that is not set forth in writing in this Agreement.

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28.         Severability. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. However, the invalidity of any such provision shall have no effect upon, and shall not impair the enforceability of the release language set forth in paragraph 5 above, provided that, upon a finding by a court of competent jurisdiction that the release language found in paragraph 5 is unenforceable, the Company shall rewrite paragraph 5 to cure the defect and Executive shall re-execute the release upon request, and Executive shall not be entitled to any additional monies, benefits and/or compensation therefor.

29.         Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. No provision in this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

30.         No Admission. Nothing contained in this Agreement, nor the fact that the Parties sign this Agreement, shall be considered as an admission of any type by either Party.

31.         Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the Party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

32.         Choice of Law and Forum. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, without regard to its conflict-of-law principles. The Parties agree that any dispute concerning or arising out of this Agreement shall be resolved exclusively pursuant to the terms of Sections 19.6 (Choice of Law and Jurisdiction) and 19.7 (Arbitration) of the Employment Agreement.

33.         Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic and electronically created copies of such signed counterparts may be used in lieu of the originals for any purpose.

34.         Period for Review and Right to Revoke.Company and Executive acknowledge and agree that, (i) Executive will have twenty-one (21) days from the receipt of this Agreement in which to consider its terms (including, without limitation, Executive’s release and waiver of any and all claims under the ADEA) before executing it; (ii) changes to the terms of this Agreement, whether material or immaterial, will not restart this twenty-one (21) day period; (iii) Executive will have seven (7) days after Executive’s execution of this Agreement in which to revoke Executive’s acceptance of this Agreement, in which event a written notice of such revocation must be received by Fran Stoller, Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, fstoller@loeb.com, on or before 5:00 p.m. on the seventh (7th) day; and (iv) this Agreement will become effective and enforceable on the eighth (8th) day after Executive’s execution of this Agreement pursuant to the terms of this paragraph (the “Effective Date”), provided (A) Executive has not previously revoked this Agreement pursuant to the terms hereof; (B) Executive has not executed this Agreement prior to the Termination Date; and (C) Executive has executed and delivered this Agreement to Ms. Stoller no later than 5:00 p.m. on the twenty-first (21st) day following Executive’s receipt of this Agreement from the Company.

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35.         Voluntary and Knowing Execution of Agreement. Executive acknowledges that (i) Executive has been advised by the Company to consult an attorney regarding any potential claims as well as the terms and conditions of this Agreement before executing it; (ii) Executive fully understands the terms of this Agreement including, without limitation, the significance and consequences of the General Release in Paragraph 5 above, including that it includes a release of age discrimination claims; (iii) Executive is executing this Agreement in exchange for consideration in addition to anything of value to which he/she is already entitled, and (iv) Executive is fully satisfied with the terms of this Agreement and is executing this Agreement voluntarily, knowingly and willingly and without duress.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the below-indicated dates.

T3 MOTION, INC.
(Company)

By:
	Name:	Rod Keller
Title:

Dated:		Dated:

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Exhibit B – Confidentiality Agreement

Exhibit C

EXCLUDED INVENTIONS, DISCOVERIES, WORKS OF AUTHORSHIP, AND WORKS OF HIRE

Exhibit D

INVENTION ASSIGNMENT NOTICE

In accordance with Section 2872 of the California Labor Code, you are hereby notified that the Invention Assignment provisions of the Non-Disclosure, Confidentiality and Invention Assignment Agreement which you have signed in connection with your employment by the Company does not apply to an invention which qualifies fully wider the provisions of Section 2870 of the California Labor Code, which provides in pertinent part:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention which was developed entirely on his or her own time without using the employer’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)         Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or

(2)         Result from any work performed by the employee for the employer.

Date:	Date:

Executive Signature	T3 Motion, Inc.

Title:
Print Executive Name

Exhibit E – Indemnification Agreement